Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated March 16, 2021
Registration No. 333-249079

Pricing Term Sheet

T-MOBILE USA, INC.
$3,800,000,000
$1,200,000,000 2.625% Senior Notes due 2026
$1,250,000,000 3.375% Senior Notes due 2029
$1,350,000,000 3.500% Senior Notes due 2031

Pricing Supplement, dated March 16, 2021, to Preliminary Prospectus Supplement, dated March 16, 2021 (the “Preliminary Prospectus Supplement”), of T-Mobile USA, Inc. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement only to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined herein have the meanings given them in the Preliminary Prospectus Supplement.

Terms Applicable to 2.625% Senior Notes due 2026

Issuer	T-Mobile USA, Inc.

Title of Security	2.625% Senior Notes due 2026 (the “2026 notes”)

Aggregate Principal Amount	$1,200,000,000

Maturity	April 15, 2026

Coupon	2.625%

Public Offering Price	100.000% of principal amount, plus accrued interest from March 23, 2021

Yield to Maturity	2.625%

Spread to Treasury	+179 bps

Benchmark	UST 2.25% due March 31, 2026

Gross Proceeds Before Expenses	$1,200,000,000

Net Proceeds Before Expenses	$1,194,854,000

Optional Redemption	On or after the following dates at the following redemption prices plus accrued and unpaid interest, if any, to, but not including, the redemption date:

Year	Percentage
April 15, 2023	101.313%
April 15, 2024	100.656%
April 15, 2025 and thereafter	100.000%

Make-whole call	Prior to April 15, 2023 at a discount rate of Treasury plus 50 bps

Optional redemption with equity proceeds	At any time prior to April 15, 2023, up to 40% of the 2026 notes may be redeemed at 102.625% plus accrued and unpaid interest, if any, to, but not including, the redemption date

Change of Control Triggering Event	101%, plus accrued and unpaid interest, if any, to, but not including, the repurchase date

CUSIP/ISIN Numbers	CUSIP: 87264A BU8 ISIN: US87264ABU88

Terms Applicable to 3.375% Senior Notes due 2029

Issuer	T-Mobile USA, Inc.

Title of Security	3.375% Senior Notes due 2029 (the “2029 notes”)

Aggregate Principal Amount	$1,250,000,000

Maturity	April 15, 2029

Coupon	3.375%

Public Offering Price	100.000% of principal amount, plus accrued interest from March 23, 2021

Yield to Maturity	3.375%

Spread to Treasury	+195 bps

Benchmark	UST 2.375% due May 15, 2029

Gross Proceeds Before Expenses	$1,250,000,000

Net Proceeds Before Expenses	$1,244,637,500

Optional Redemption	On or after the following dates at the following redemption prices plus accrued and unpaid interest, if any, to, but not including, the redemption date:

Year	Percentage
April 15, 2024	101.688%
April 15, 2025	100.844%
April 15, 2026 and thereafter	100.000%

Make-whole call	Prior to April 15, 2024 at a discount rate of Treasury plus 50 bps

Optional redemption with equity proceeds	At any time prior to April 15, 2024, up to 40% of the 2029 notes may be redeemed at 103.375% plus accrued and unpaid interest, if any, to, but not including, the redemption date

Change of Control Triggering Event	101%, plus accrued and unpaid interest, if any, to, but not including, the repurchase date

CUSIP/ISIN Numbers	CUSIP: 87264A BV6 ISIN: US87264ABV61

Terms Applicable to 3.500% Senior Notes due 2031

Issuer	T-Mobile USA, Inc.

Title of Security	3.500% Senior Notes due 2031 (the “2031 notes”)

Aggregate Principal Amount	$1,350,000,000

Maturity	April 15, 2031

Coupon	3.500%

Public Offering Price	100.000% of principal amount, plus accrued interest from March 23, 2021

Yield to Maturity	3.500%

Spread to Treasury	+188 bps

Benchmark	UST 1.125% due February 15, 2031

Gross Proceeds Before Expenses	$1,350,000,000

Net Proceeds Before Expenses	$1,344,208,500

Optional Redemption	On or after the following dates at the following redemption prices plus accrued and unpaid interest, if any, to, but not including, the redemption date:

Year	Percentage
April 15, 2026	101.750%
April 15, 2027	101.167%
April 15, 2028	100.583%
April 15, 2029 and thereafter	100.000%

Make-whole call	Prior to April 15, 2026 at a discount rate of Treasury plus 50 bps

Optional redemption with equity proceeds	At any time prior to April 15, 2024, up to 40% of the 2031 notes may be redeemed at 103.500% plus accrued and unpaid interest, if any, to, but not including, the redemption date

Change of Control Triggering Event	101%, plus accrued and unpaid interest, if any, to, but not including, the repurchase date

CUSIP/ISIN Numbers	CUSIP: 87264A BW4 ISIN: US87264ABW45

Terms Applicable to All Notes

Interest Payment Dates	April 15 and October 15. The first interest payment date will be October 15, 2021

Record Dates	April 1 and October 1

Trade Date	March 16, 2021

Settlement Date
March 23, 2021 (T+5)

We expect that delivery of the Notes will be made to investors on or about March 23, 2021, which will be the fifth business day following the date of this pricing supplement (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the Notes will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Denominations	$2,000 and integral multiples of $1,000

Form of Offering	SEC Registered (Registration No. 333-249079)

Joint Book-Running Managers
Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Barclays Capital Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
BNP Paribas Securities Corp.
Commerz Markets LLC
Credit Agricole Securities (USA) Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Co-Managers
NatWest Markets Securities Inc.
Santander Investment Securities Inc.
SG Americas Securities, LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
CastleOak Securities, L.P.
MFR Securities, Inc.
Multi-Bank Securities, Inc.

Other Changes to the Preliminary Prospectus Supplement:
The offering size contemplated by the Preliminary Prospectus Supplement shall be increased by $800,000,000 from $3,000,000,000 to $3,800,000,000 (the “Offering Upsize”). The sources and uses of funds, capitalization table, and other information in the Preliminary Prospectus Supplement will be deemed to have changed to reflect the amount of the Offering Upsize and the use of proceeds therefrom.

The Issuer has filed a registration statement (Registration No. 333-249079) (including a Preliminary Prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the Preliminary Prospectus in that registration statement, the related Preliminary Prospectus Supplement and other documents the Issuer has filed with the SEC, including those incorporated by reference into the Preliminary Prospectus and Preliminary Prospectus Supplement, for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, the underwriters or any dealer participating in the offering will arrange to send you the Preliminary Prospectus and related Preliminary Prospectus Supplement if you request it by contacting Credit Suisse Securities (USA) LLC at Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, 1-800-221-1037, usa.prospectus@credit-suisse.com.

No PRIIPs KID: Not for retail investors in the European Economic Area (“EEA”). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

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